Exhibit 10.5

DISTRIBUTION REINVESTMENT PLAN

Effective April 1, 2022

This Distribution Reinvestment Plan (the “Plan”) is adopted by Redwood Enhanced Income Corp. (the “Company”).

1.	Distribution Reinvestment. As agent for the shareholders (the “Shareholders”) of the Company who do not opt out (the “Participants”), the Company will apply all cash dividends and other cash distributions declared and paid in respect of the shares of common stock of the Company (the “Shares”) held by each Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of additional Shares for such Participant.

2.	Procedure for Participation. Each Shareholder will automatically become a Participant unless they elect not to become a Participant by noting such election on their subscription agreement. If any Shareholder initially elects not to be a Participant, they may later become a Participant by subsequently completing and executing an enrollment form or any appropriate authorization form as may be available from the Company or U.S. Bancorp Fund Services, LLC (d/b/a U.S. Bank Global Fund Services) (the “Plan Administrator”). Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan as of the date that the Distribution is paid (the “Purchase Date”).

3.	Purchase of Shares.

a.	The Company shall use newly-issued Shares to implement the Plan. The number of newly-issued Shares to be issued to a Shareholder shall be determined by dividing the total dollar amount of the Distribution payable to such Shareholder by a price equal to the net asset value per Share as of the Purchase Date. The Company shall pay the Plan Administrator’s fees under the Plan.

b.	Participants in the Plan may purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares.

4.	Notice. Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and addressed to U.S. Bank Global Fund Services at 615 East Michigan Street, Milwaukee, WI 53202, if to the Plan Administrator, or such other addresses as may be specified by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Company. Each Participant shall notify the Company promptly in writing of any change of address.

5.	Taxes. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY THAT MAY BE PAYABLE ON THE DISTRIBUTIONS. INFORMATION REGARDING POTENTIAL TAX INCOME LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE FUND WITH THE SEC.

6.	Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding Shares.

7.	Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering notice to the Plan Administrator. Participants whose shares are held by a broker or other financial intermediary may elect not to be a Participant by notifying their broker or other financial intermediary of their election. Notice of termination must be received by the Plan Administrator five business days in advance of the first calendar day of the next month in order for a Participant’s termination to be effective for such month. Any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. Upon termination of Plan participation for any reason, future Distributions will be distributed to the Shareholder in cash.

8.	Termination by the Company. The Plan may be terminated by the Fund upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or other distribution by the Company.

9.	Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (i) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to timely receipt of notice in writing of such death or (ii) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account.

10.	Applicable Law. These terms and conditions shall be governed by the laws of the State of New York.

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